EXHIBIT E(iv)

                        Amendment Distribution Agreement

     Amendment Number One (2) to the Distribution Agreement ("Agreement") dated October 7, 2000 by and among Commonwealth International Series Trust, FCA Corp., and InCap Securities, Inc. (as successor to Declaration Distributors, Inc. per Consent to Continuation dated November 1, 2001.

     Schedule A of the Agreement is hereby amended to add the Commonwealth Real Estate Securities Fund as a portfolio covered by the Distribution Agreement, effective January 4, 2004.

/s/ Robert W. Scharar                            /s/ Robert W. Scharar
---------------------                            ---------------------
Robert W. Scharar, President                     Robert W. Scharar, President
Commonwealth International Series Trust          FCA Corp.


/s/ David Ganley
--------------------
David Ganley, President
InCap Service Company


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